Exhibit 23(4)


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the use in the Form AC of Madison First Federal Savings and Loan Association of our report dated January 28, 1994, on the Financial Statements of Citizens National Bank of Madison, and in the Form S-1 filed by River Valley Bancorp with the SEC.



/s/ Alexander X. Kuhn & Co.
Alexander X. Kuhn & Co.
Oakbrook Terrace, Illinois
October 30, 1996